Exhibit 99.1

MaxCyte Reports Third Quarter Financial Results

GAITHERSBURG, MD, November 10, 2021 — MaxCyte, Inc., (NASDAQ: MXCT; LSE: MXCT, MXCN), a leading commercial cell-engineering company focused on providing enabling platform technologies to advance innovative cell-based research as well as next-generation cell therapeutic discovery, development and commercialization, today announced third quarter ended September 30, 2021 financial results.

Third Quarter and Recent Highlights

•	Total revenue was $10.1 million in the third quarter of 2021, representing 50% growth compared to the same period in 2020.

•	Excluding Strategic Platform License (SPL) Program-related revenue, revenue from cell therapy customers was $6.2 million for the third quarter, an increase of 38% compared to the same period in 2020.

•	SPL Program-related revenue was $2.0 million in the third quarter -- the highest SPL Program-related revenue we have received in any quarter to-date -- as compared to $0.3 million for the same period in 2020.

•	Revenue from drug discovery customers was $1.9 million in the third quarter, a decrease of 5% compared to the same period in 2020, but up sequentially from the second quarter of 2021.

•	With the addition of Myeloid Therapeutics, Inc., Celularity, Inc., Sana Biotechnology, Inc., and Nkarta, Inc. signed year-to-date, the total number of SPLs now stands at 15.

“We are pleased to report very strong third quarter results driven by ongoing strength in sales to cell therapy customers and robust SPL Program-related revenue.” said Doug Doerfler, President and CEO of MaxCyte.

“We continue to expand our customer base and increase the number of strategic partnerships, now with 15 SPL agreements in place following the announcement of our agreement with Nkarta in early November. The vast majority of our SPL agreements enable MaxCyte to participate in pre-commercial milestones and post-commercial sales-based payments on SPL-related Programs. We remain bullish around the potential for our SPL partnerships to generate meaningful revenue for the business over the next 12 to 18 months and beyond as our partners continue to see clinical success.

We are also making important and strategic investments in our business, expanding our marketing, R&D and product development capabilities, launching innovative solutions to drive future growth, bolstering our leading internal and field-based cell engineering expertise, expanding our manufacturing capabilities as our customers move closer to commercialization, and adding strong talent across all facets of our business.”

“Overall, MaxCyte remains well-positioned to support growing adoption of the ExPERT™ platform technology for cellular-based research and next-generation therapeutic development.”

Third Quarter Financial Results

Total revenue for the third quarter of 2021 was $10.1 million, compared to $6.8 million in the third quarter of 2020, representing growth of 50%. Sales to cell therapy customers, across both instruments and single use disposables, were collectively up 38% compared to the same period last year.

Success in recognizing revenue from our SPL Programs was also a primary source of strength in the quarter. The Company recognized $2.0 million in SPL Program-related revenue in the quarter (comprised of pre-commercial milestone revenues) as compared to $0.3 million in SPL Program-related revenue in the third quarter of 2020.

Gross profit for the third quarter of 2021 was $9.2 million (91% gross margin), compared to $6.0 million (89% gross margin) in the same period of the prior year. The increase in gross margin was driven by the higher SPL Program-related revenues; excluding SPL Program-related revenues, gross margin was relatively unchanged.

Operating expenses for the third quarter of 2021 were $11.6 million, compared to operating expenses of $8.9 million in the third quarter of 2020. The overall increase in operating expense was principally driven by a $3.4 million increase in compensation expense associated with increased headcount and higher stock-based compensation (principally due to stock-price appreciation), as well as a $1.2 million increase in legal, public company and professional service expenses.

Partially offsetting this expense growth was a $2.5 million decline in CARMA™-related expenses compared with the same period last year. As of March 2021, all pre-clinical and clinical activities related to the CARMA™ platform were substantially completed.

Third quarter 2021 net loss was ($2.7) million compared to net loss of ($3.1) million for the same period in 2020.

Total cash, cash equivalents and short-term investments were $255.9 million as of September 30, 2021.

Preliminary 2021 Revenue

We are updating our revenue projection for fiscal year 2021. We now expect to achieve at least $33.0 million in revenue for fiscal year 2021, up from our prior guidance of greater than $30 million in revenue for the year.

Executive Leadership Addition

James Lovgren has joined MaxCyte as Senior Vice President of Global Marketing. Mr. Lovgren brings deep experience in cell therapy to the role, where he will help grow adoption of the MaxCyte ExPERT™ platform in cellular-based research and next-generation drug development. Most recently, Mr. Lovgren served as Vice President at Berkeley Lights, where he was responsible for cell therapy strategy, including product development and marketing. Previously, he served as General Manager at Thermo Fisher Scientific in the cell and gene therapy business, overseeing the launch of several strategic products. He also held leadership positions at Minerva Biotechnologies, ORGN3N and Life Technologies. Mr. Lovgren earned his master’s degree in business administration at North Carolina State University and his bachelor’s degree in biology at University of North Florida.

Webcast and Conference Call Details

MaxCyte will host a conference call today, November 10, 2021, at 4:30 p.m. Eastern Time. Interested parties may access the live teleconference by dialing (844) 679-0933 for domestic callers or (918) 922-6914 for international callers, followed by Conference ID: 5098687. A live and archived webcast of the event will be available on the “Events” section of the MaxCyte website at https://investors.maxcyte.com/.

Form 10-Q

MaxCyte expects to file its Quarterly Report on Form 10-Q for the period ended September 30, 2021 with the SEC on November 10, 2021. When filed, a copy of the Form 10-Q will be available on the SEC’s website at www.sec.gov and will also be available under the “SEC filings” page of the Investors section of the Company's website, https://investors.maxcyte.com/.

About MaxCyte

MaxCyte is a leading commercial cell-engineering company focused on providing enabling platform technologies to advance innovative cell-based research as well as next-generation cell therapeutic discovery, development and commercialization. Over the past 20 years, we have developed and commercialized our proprietary Flow Electroporation® platform, which facilitates complex engineering of a wide variety of cells. Our ExPERT™ platform, which is based on our Flow Electroporation technology, has been designed to support the rapidly expanding cell therapy market and can be utilized across the continuum of the high-growth cell therapy sector, from discovery and development through commercialization of next-generation, cell-based medicines. The ExPERT family of products includes: three instruments, the ATx™, STx™ and GTx™; a portfolio of proprietary related disposable processing assemblies; and software protocols, all supported by a robust worldwide intellectual property portfolio.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our revenue guidance for the year ending December 31, 2021 and expectations regarding adoption of the ExPERT™ platform, expansion of and revenue from our SPL Programs and the progression of our customers’ programs into and through clinical trials. The words "may," “might,” "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," “expect,” "estimate," “seek,” "predict," “future,” "project," "potential," "continue," "target" and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with the impact of COVID-19 on our operations; the timing of our customers’ ongoing and planned clinical trials; the adequacy of our cash resources and availability of financing on commercially reasonable terms; and general market and economic conditions. These and other risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in our final prospectus dated July 29, 2021, filed with the Securities and Exchange Commission on July 30, 2021, as well as discussions of potential risks, uncertainties, and other important factors in the other filings that we make with the Securities and Exchange Commission from time to time. These documents are available under the “SEC filings” page of the Investors section of our website at http://investors.maxcyte.com. Any forward-looking statements represent our views only as of the date of this press release and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

MaxCyte Contacts:

US IR Adviser Gilmartin Group David Deuchler, CFA	+1 415-937-5400ir@maxcyte.com
Nominated Adviser and Joint Corporate Broker Panmure Gordon Emma Earl / Freddy Crossley Corporate Broking Rupert Dearden	+44 (0)20 7886 2500

UK IR Adviser Consilium Strategic Communications Mary-Jane Elliott Chris Welsh	+44 (0)203 709 5700 maxcyte@consilium-comms.com

MaxCyte, Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2021	2020
	(Unaudited)	(Note 2)
Assets
Current assets:
Cash and cash equivalents	$58,973,500	$18,755,200
Short-term investments, at amortized cost	196,914,700	16,007,500
Accounts receivable, net	5,958,100	5,171,900
Inventory, net	4,148,400	4,315,800
Other current assets	3,541,900	1,003,000
Total current assets	269,536,600	45,253,400

Property and equipment, net	6,810,100	4,546,200
Right of use asset - operating leases	1,025,100	1,728,300
Right of use asset - finance leases	—	218,300
Other assets	318,100	33,900
Total assets	$277,689,900	$51,780,100

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$723,300	$890,200
Accrued expenses and other	4,955,800	5,308,500
Operating lease liability, current	572,300	572,600
Deferred revenue, current portion	6,325,800	4,843,000
Total current liabilities	12,577,200	11,614,300

Note payable, net of discount, and deferred fees	—	4,917,000
Operating lease liability, net of current portion	500,200	1,234,600
Other liabilities	496,600	788,800
Total liabilities	13,574,000	18,554,700

Commitments and contingencies (Note 7)
Stockholders’ equity
Common stock, $0.01 par value; 200,000,000 shares authorized, 100,434,032 and 77,382,473 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	1,004,300	773,800
Additional paid-in capital	372,541,700	127,673,900
Accumulated deficit	(109,430,100)	(95,222,300)
Total stockholders’ equity	264,115,900	33,225,400
Total liabilities and stockholders’ equity	$277,689,900	$51,780,100

MaxCyte, Inc.

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$10,139,100	$6,762,600	$23,742,100	$17,654,900
Cost of goods sold	943,800	734,800	2,421,500	1,860,100
Gross profit	9,195,300	6,027,800	21,320,600	15,794,800

Operating expenses:
Research and development	2,774,800	4,517,900	12,058,000	12,852,800
Sales and marketing	3,211,500	2,039,000	8,913,500	5,933,000
General and administrative	5,651,900	2,313,200	13,582,500	5,684,200
Total operating expenses	11,638,200	8,870,100	34,554,000	24,470,000
Operating loss	(2,442,900)	(2,842,300)	(13,233,400)	(8,675,200)

Other income (expense):
Interest and other expense	(289,000)	(263,200)	(1,044,400)	(545,000)
Interest income	51,500	6,800	70,000	55,500
Total other income (expense)	(237,500)	(256,400)	(974,400)	(489,500)
Provision for income taxes	—	—	—	—
Net loss	$(2,680,400)	$(3,098,700)	$(14,207,800)	$(9,164,700)
Basic and diluted net loss per share	$(0.03)	$(0.04)	$(0.16)	$(0.14)
Weighted average shares outstanding, basic and diluted	84,706,516	77,085,305	87,178,217	66,812,252

MaxCyte, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(14,207,800)	$(9,164,700)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,007,400	768,500
Net book value of consigned equipment sold	39,200	35,700
Loss on disposal of fixed assets	18,500	6,500
Fair value adjustment of liability classified warrant	645,400	199,400
Stock-based compensation	5,510,400	1,704,600
Bad debt recovery	—	(117,200)
Amortization of discounts on short-term investments	(39,500)	(5,300)
Noncash interest expense	5,400	16,300

Changes in operating assets and liabilities:
Accounts receivable	(786,200)	(379,200)
Inventory	(300,200)	(782,200)
Other current assets	(2,538,900)	(357,000)
Right of use asset – operating leases	858,000	390,200
Right of use asset – finance lease	63,500	59,600
Other assets	(284,200)	(33,900)
Accounts payable, accrued expenses and other	(431,350)	(548,900)
Operating lease liability	(734,700)	(278,600)
Deferred revenue	1,482,800	1,461,300
Other liabilities	(27,100)	155,000
Net cash used in operating activities	(9,719,350)	(6,869,900)

Cash flows from investing activities:
Purchases of short-term investments	(202,867,700)	(16,988,400)
Maturities of short-term investments	22,000,000	2,500,000
Purchases of property and equipment	(2,712,050)	(1,713,300)
Proceeds from sale of equipment	4,600	—
Net cash used in investing activities	(183,575,150)	(16,201,700)

Cash flows from financing activities:
Net proceeds from issuance of common stock	236,077,300	28,567,200
Borrowings under notes payable	—	1,440,000
Principal payments on notes payable	(4,922,400)	(1,440,000)
Proceeds from exercise of stock options	2,424,000	285,900
Principal payments on finance leases	(66,100)	(39,500)
Net cash provided by financing activities	233,512,800	28,813,600
Net increase in cash and cash equivalents	40,218,300	5,742,000
Cash and cash equivalents, beginning of period	18,755,200	15,210,800
Cash and cash equivalents, end of period	$58,973,500	$20,952,800

MaxCyte, Inc.

Unaudited Revenue by Market (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cell Therapy	$6,226	$4,509	$15,721	$10,697
Drug Discovery	1,909	2,002	5,510	4,952
Program-related	2,004	252	2,512	2,005
Total Revenue	$10,139	$6,763	$23,742	$17,655